Exhibit 1

(Translation)
To whom it may concern
February 20, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Completion of Settlement for Issuance of New Shares Through Third Party Allotment
     NIS GROUP CO., LTD. hereby announces completion today of settlement for the issuance of new shares to investment vehicles managed by TPG through a third party allotment, which was approved by the Company’s shareholders at an Extraordinary Meeting of Shareholders held on February 18, 2008. Details are set forth below.

1.	Type and number of shares:	Common stock, 100,000,000 shares

2.	Amount of payment:	200 yen per share, (aggregate amount of payment: 20,000,000,000 yen)

3.	Amount of increase in stated capital:	100 yen per share, (aggregate amount of stated capital: 10,000,000,000 yen)

4.	Subscribers and number of shares allotted:

	TPG Izumi, L.P.	73,880,000 shares

	TPG Izumi AIV 6, L.P.	20,480,000 shares

	TPG Izumi AIV 1, L.P.	5,640,000 shares

5.	Subscription Period:	February 19, 2008 (Tuesday)

(Date of subscription)

6.	Settlement date:	February 20, 2008 (Wednesday)

<For reference> Change in amount of outstanding shares and capital due to the issuance of new shares

Total number of outstanding shares before issuance (including treasury shares):		145,894,350 shares

New shares issued:		100,000,000 shares

Total number of outstanding shares after issuance (including treasury shares):		245,894,350 shares

Capital before issuance:		16,289,375,126 yen

Capital increased from issuance:		10,000,000,000 yen

Capital after issuance:		26,289,375,126 yen
<Future Aim>
     TPG is renowned for its many achievements from its investment activity in the Asia-Pacific region. Especially in the financial sector, it has a rich experience in investment and business operation. With the completion of payment for the third-party allotment, the Company will endeavor to increase its value by further continuing its expansion in the Asia-Pacific region by utilizing TPG’s large network and management know-how. The investment also reinforces the Company’s financial base and increases the Company’s flexibility.